Exhibit 99


Contact Person:   Robert D. O'Donnell                (732) 863-9000

                                  PRESS RELEASE

                         COMMUNITY BANCORP OF NEW JERSEY
                         REPORTS FIRST QUARTER EARNINGS

     Freehold, New Jersey - For the quarter ended March 31, 2004, Community Bancorp of New Jersey (Nasdaq SmallCap "CBNJ"), the holding company for the Community Bank of New Jersey, reported net income of $410 thousand compared to $606 thousand in net income for the same period last year. Basic and diluted net income per share for the first quarter of 2004 were $0.12 and $0.11, respectively, compared to basic and diluted net income per share of $0.18 and $0.17, respectively for the first quarter of 2003. First quarter 2003 earnings included gains on sales of securities of $372 thousand. In addition, during 2003, the Company employed a leverage strategy to take advantage of the stable low interest rate environment during the year. That strategy has now been unwound, reducing the Company's investment portfolio and debt.

At March 31, 2004, the Company's assets totaled $372 million, compared to $428 million at December 31, 2003. The Company's loan portfolio, net of allowances for loan losses, increased to $211 million, an increase of $12 million from $199 million at December 31, 2003. Total deposits increased to $340 million at March 31, 2004, an increase of $14 million from $326 million at December 31, 2003. The Company's investment portfolio declined from $200 million at December 31, 2003 to $118 million at March 31, 2004, as a result of the successful completion of the Company's deleveraging strategy.

Howard Schoor, Chairman, and Robert O'Donnell, President and CEO, commented, "We remain committed to our Mission Statements, to exceed the expectations of our customer by building relationships through products and services of high quality and value. We will strive to deliver superior customer service in convenient locations with extended business hours within a person-to-person cordial business-like environment. Our two new branches are progressing: Old Bridge, located at Jake Brown Road; and Holmdel, located at the corner of Laurel Avenue and Middle Road. Both expected to open in the mid third quarter. The employees, officers and Board of Directors are committed to working together in making Community bank the finest banking franchise in Central New Jersey."

Messrs. Schoor and O'Donnell also stated, with regard to the proposed merger with Sun Bancorp: "We remain on track with the proposed merger. Sun and CBNJ have filed all necessary regulatory applications, and we expect to set the date for our special shareholders meeting to vote on the merger shortly."

The Community Bank of New Jersey, the Company's Bank subsidiary, operates through its main office at 3535 Highway 9 North, Freehold, New Jersey and its seven branch offices located throughout Monmouth County, New Jersey.

                         COMMUNITY BANCORP OF NEW JERSEY
                      CONSOLIDATED CONDENSED BALANCE SHEETS

                                                                             (Unaudited)
                                                                               March 31,   December 31,
                                                                                 2004          2003
                                                                              ----------    ---------
ASSETS                                                                         (Dollars in thousands)

Cash and due from banks                                                        $  11,009    $  11,465
Federal funds sold                                                                16,200           --
Investment securities available-for-sale                                         117,802      200,025

Loans receivable                                                                 213,952      202,044
Allowance for loan loss                                                           (2,674)      (2,618)
----------------------------------------------------------------------------   ---------    ---------
               Net loans receivable                                              211,278      199,426
----------------------------------------------------------------------------   ---------    ---------

Premises and equipment, net                                                        6,901        6,832
Accrued interest receivable                                                        1,234        1,868
Other assets                                                                       7,269        8,209
----------------------------------------------------------------------------   ---------    ---------

               Total Assets                                                    $ 371,693    $ 427,825
----------------------------------------------------------------------------   =========    =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
     Non-interest bearing demand                                               $  67,259    $  57,766
     Interest bearing - NOW                                                       30,460       28,853
     Savings and money market                                                    147,088      135,663
     Certificates of deposit, under $100,000                                      66,252       70,864
     Certificates of deposit, $100,000 and over                                   28,863       32,863
----------------------------------------------------------------------------   ---------    ---------
               Total deposits                                                    339,922      326,009
----------------------------------------------------------------------------   ---------    ---------

Short-term borrowings                                                                 --       72,400
Accrued interest payable                                                              74           78
Other liabilities                                                                    316          418
Subordinated debt                                                                  5,155           --
Guaranteed preferred beneficial interest in the
           Company's subordinated debt                                                --        5,000
----------------------------------------------------------------------------   ---------    ---------
               Total liabilities                                                 345,467      403,905
----------------------------------------------------------------------------   ---------    ---------
Stockholders' equity
     Common stock - authorized 10,000,000 shares of no par value; issued and outstanding, net of treasury shares, 3,389,719 at March 31, 2004
           and 3,385,490 at December 31, 2003                                     29,462       29,420
     Accumulated deficit (1)                                                      (2,770)      (3,180)
     Accumulated other comprehensive loss                                           (103)      (1,957)
     Treasury stock, at cost                                                        (363)        (363)
----------------------------------------------------------------------------   ---------    ---------
               Total stockholders' equity                                         26,226       23,920
----------------------------------------------------------------------------   ---------    ---------

               Total Liabilities and Stockholders' Equiy                       $ 371,693    $ 427,825
----------------------------------------------------------------------------   =========    =========

(1) Includes accumulated charges for stock dividends of $9,168.

                         COMMUNITY BANCORP OF NEW JERSEY
                 CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                  (Dollars in thousands, except per share data)

                                                            (Unaudited)
                                                         Three Months Ended
                                                             March 31,
                                                          ---------------
                                                           2004     2003
                                                          ------   ------

Interest Income                                           $4,035   $4,185
Interest Expense                                           1,263    1,452
-------------------------------------------------------   ------   ------

   Net Interest Income                                     2,772    2,733
Provision for Loan Losses                                     54      113
-------------------------------------------------------   ------   ------

   Net Interest Income after Provision
       for Loan Losses                                     2,718    2,620
-------------------------------------------------------   ------   ------

Non-Interest Income                                          446      332
Gains on Sales of Investment Securities                     --        372
Non-Interest Expense                                       2,536    2,365
-------------------------------------------------------   ------   ------

   Income Before Income Taxes                                628      959
Income tax expense                                           218      353
-------------------------------------------------------   ------   ------

   Net Income                                             $  410   $  606
-------------------------------------------------------   ======   ======

Per Common Share (2):
   Net income - basic                                     $ 0.12   $ 0.18
   Net income - diluted                                   $ 0.11   $ 0.17

Weighted average shares outstanding (2) (in thousands):
   Basic                                                   3,387    3,332
   Diluted                                                 3,614    3,555






SELECTED FINANCIAL DATA

Market Value per Common Share (2)(3)......................$21.75   $18.31

Book Value per Share (2)..................................$ 7.74   $ 7.21





(2) Per share and earnings per share values have been retroactively adjusted to reflect the second quarter 2003 5% stock dividend.

(3) Closing sale price of the common stock on the Nasdaq SmallCap Market at March 31, 2004 and 2003, respectively, under the symbol CBNJ.